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[LOGO] UBS

                                                                         UBS AC_
                                                            100 Liverpool Street
                                                                 London DC2M 2RH
                                                           Tel. +4_-207-568 0687
                                                         Fax, +44-207-568 9895/6

Date:        17 September 2003

To:          Centro Distribuidor de Cemento S.A. de C.V. ("Party B")

Attention:   Humberto Moreira, Gustavo Calvo

From:        UBS AG, London Branch ("Party A")

Re:          Equity Forward Share Transaction - UBS Ref: STM0745770

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The purpose of this communication (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between us on the Trade Date specified below (the "Transaction"). This communication constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The Confirmation incorporates the definitions and provisions contained in the 2000 ISDA Definitions (the "2000 Definitions") and the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the 2000 Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc., save that references to "Option Transaction" shall be deemed references to this "Transaction". In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to the ISDA Master Agreement dated as of 31 December 2000 as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. For the avoidance of doubt the provisions of the Credit Support Annex to the Agreement, as amended by the amendment agreement dated 02 April 2002 apply to this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Transaction Type:                  Share Forward Transaction

Trade Date:                        20 August 2003 (time of execution available
                                   upon request)

Seller:                            Party A

Buyer:                             Party B

Buyer's Guarantor:                 CEMEX SA de CV

Shares:                            CPOs of CEMEX SA de CV (the "Issuer")

________________________________________

________________________________________

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Exchange:                          Bolsa Mexicana de Valores

Related Exchange:                  The principal exchange (if any) on which
                                   options contracts relating to the Shares are traded

Calculation Agent:                 Party A

Clearance System:                  The clearance system used by the Exchange

Contract Entitlement:              One Share per Contract

Number of Contracts:               5,087,500.00

Forward Price:                     USD 5.1611

Initial Price:                     USD 5.0052

Expiration

Expiration Time:                   At the close of trading on the Exchange
                                   (without regard to any extended or
                                   after-hours trading sessions)

Expiration Date:                   20 July 2004

Valuation

Valuation Time:                    Expiration Time

Relevant Price:                    The closing price per Share on an Averaging
                                   Date, converted into USD at a rate determined by the Calculation Agent

Averaging Dates:                   Each of the twenty Exchange Business Days up
                                   to, and including, the Expiration Date

Averaging Date
Market Disruption:                 Modified Postponement

Market Disruption Event:           For the purposes of the Confirmation only,
                                   Section 4.3 (ii) of the Equity Definitions shall be amended by inserting the words "or
                                   (C) a suspension or material limitation of trading in Mexican New Pesos" after the words
                                   "options contracts or futures contracts
                                   relating to the Share on any Related
                                   Exchange".

Cash Settlement:                   Applicable, unless the Buyer elects Physical
                                   Settlement by giving notice to the Seller not more than sixty and not less than forty five
                                   Exchange Business Days prior to the
                                   Expiration Date, and only if the Conditions to Physical Settlement are met, in which case
                                   Physical Settlement shall be applicable.

                                   For the purpose of this Transaction, the Conditions to Physical Settlement shall mean that at least 5 Business Days prior to the Settlement Date, (i) Party B delivers to Party A a legal opinion in form and substance satisfactory to Party A stating, amongst other things, that Physical Settlement of this Transaction is permitted under all relevant laws, including Mexican law and (ii) Party B delivers to Party A any other evidence requested by Party A that Party B is authorised and permitted to take physical delivery of the Shares.

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                                   If Physical Settlement is applicable, on the
                                   Settlement Date, the Seller shall deliver to the Buyer the number of Shares equal to the product of (a) the Number of Contracts and
                                   (b) the Contract Entitlement, against payment by the Buyer to the Seller of an amount in USD equal to the product of (a) the Number of Contracts (b) the Contract Entitlement and
                                   (c) the Forward Price.

                                   If Cash Settlement is applicable in
                                   accordance with the foregoing, then the Cash
                                   Settlement Amount shall be payable on the Cash Settlement Payment Date (a) if the Settlement Price is greater than the Forward Price, by the Seller to the Buyer, or (b) if the Settlement Price is less than the Forward Price, by the Buyer to the Seller.

Cash Settlement Amount:            An amount in USD determined by the
                                   Calculation Agent equal to the product of (a) the Number of Contracts (b) the Contract
                                   Entitlement and (c) the difference between the Forward Price and the Settlement Price.

Cash Settlement Payment Date:      Two Currency Business Days following the
                                   Valuation Date

Settlement Date:                   As determined in accordance with Section 6.2
                                   of the Equity Definitions, provided that any reference in that section to an Exercise Date shall be deemed to be a reference to the Expiration Date

Credit Support

Guarantee:                         Unconditional guarantee of Buyer's
                                   obligations hereunder by Buyer's Guarantors

Dividends

Dividends:                         Promptly after receipt by the Seller, the
                                   Seller will pay to the Buyer any dividend income received by the Seller in respect of any Shares actually held by Seller, net of any applicable fees or withholding taxes

Adjustments

Method Of Adjustment:              Calculation Agent Adjustment

Extraordinary Events

Consequences of Merger Events:

(a)  Share-for-Share:              Cancellation and Payment

(b)  Share-for-Other:              Cancellation and Payment

(c)  Share-for-Combined:           Cancellation and Payment

Nationalization or

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Insolvency:                        Negotiated Close-out

Account Details

Account for payments to Party A:   A/C NO 101-WA-140007-O00
                                   With UBS AO, in Stamford
                                   ABA NO 026-007-993

Account for payments to Party B:   Please advise

Relationship  Between Parties

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (in the absence of any written agreement between the parties which expressly imposes affirmative obligations to the contrary for this Transaction):-

(A) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own Judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party will be (B) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(C) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by executing the copy of this Confirmation enclosed for that purpose by facsimile (203 719 0538) and returning to us at your earliest convenience.

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Yours faithfully,
(brand on behalf of
UBS AG London Branch


By: /s/ Erik Sorensen                          By: /s/ Rupert Hilmi
    -------------------------------------          ---------------------------
Name: Erik Sorensen                            Name: Rupert Hilmi
Title: Authorised Signatory                    Title: Associate Director

Agreed and accepted with effect as of the date first written above for and on behalf of Centro Distribuidor de Cemento S.A. de C.V.


By: /s/ Roger M Gonzalez                       By:
    -------------------------------------          ---------------------------
Name: Roger M Gonzalez                         Name:
Title: Financial Operations Administrator      Title:

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